Exhibit 99.1
CVR Energy Reports Profitable First Quarter
SUGAR LAND, Texas (May 6, 2009) – CVR Energy, Inc. (NYSE: CVI), a refiner and marketer of petroleum fuels and a nitrogen fertilizer products manufacturer, today reported first quarter 2009 net income of $30.7 million, or $0.36 per fully diluted share, on net sales of $609.4 million.
The 2009 results increased from net income of $22.2 million, or $0.26 per fully diluted share, on net sales of $1,223.0 million in the first quarter of 2008.
Operating income for the first quarter 2009 increased to $91.0 million compared to $87.4 million for the same quarter in 2008.
“Consistent operations at both our refinery and nitrogen fertilizer plant clearly supported CVR Energy’s financial performance during the first quarter,” said Chief Executive Officer Jack Lipinski. “The nitrogen fertilizer plant operated at near full capacity, and total throughput of crude oil and all other feedstocks and blendstocks at our refinery averaged 120,667 barrels per day.
“We continue to manage our business conservatively,” he added. “Besides our efforts to ensure operational excellence, we are focused on controlling costs and capital expenditures as one of the best ways to create value for our shareholders.”
Net income adjusted for unrealized gain or loss from Cash Flow Swap was $42.8 million in the first quarter of 2009 compared to $30.6 million for the same quarter in 2008.
Lipinski said “legacy issues” that have clouded earnings since the company was acquired in 2005 are diminishing. He said the Cash Flow Swap, required by lenders at acquisition, will drop at the end of the second quarter 2009 from 5.9 million barrels per quarter to 1.5 million barrels per quarter, or about 15 percent of production. The Cash Flow Swap is scheduled to expire completely in June 2010.
Also, during the first quarter 2009 CVR Energy paid off the remaining $62.4 million balance of a deferral owed to J. Aron & Company as a result of the 2007 flood at the refinery in Coffeyville, Kan. That payment had been due July 2009.

Lipinski noted that the reported $91.0 million of operating income represented a record first quarter performance for the company.
Petroleum Business
The petroleum business reported first quarter 2009 operating income of $64.7 million on net sales of $545.3 million, compared to operating income for the same period in 2008 of $63.6 million on net sales of $1,168.5 million. The results for the first quarter of 2009 reflect an unfavorable impact from first-in, first-out (FIFO) accounting practices of $6.0 million compared with a favorable FIFO impact of $20.0 million in the first quarter of 2008. First quarter 2008 operating results were negatively impacted by $5.5 million associated with a flood that occurred in 2007.
Crude oil throughput for the first quarter 2009 averaged 106,169 barrels per day compared with 106,445 barrels per day for the same period in 2008. Refining margin per barrel was $13.36 in the first quarter of 2009, a decrease from $13.77 during the same period in 2008. Gross profit per crude oil throughput barrel was $8.06 in the first quarter of 2009, up from $7.51 per crude oil throughput barrel during the same period in 2008.
Nitrogen Fertilizer Business
Nitrogen fertilizer operations reported first quarter 2009 operating income of $29.3 million on net sales of $67.8 million, compared to operating income of $26.0 million on net sales of $62.6 million during the equivalent period in 2008.
Improvements in the fertilizer segment’s operating results for the three months ended March 31, 2009, compared to the period a year earlier were primarily the result of increased product sales volume and UAN fertilizer prices. Additionally, decreased direct operating expenses associated with repairs and maintenance also contributed positively to first quarter 2009 results.
For the first quarter 2009, average plant sale prices for ammonia and UAN were $373 per ton and $316 per ton respectively, compared to $494 per ton and $262 per ton respectively for the equivalent period in 2008. Nitrogen Fertilizers produced 108,000 tons of ammonia and 169,700 tons of UAN during the first quarter of 2009, compared to 83,700 tons of ammonia and 150,100 tons of UAN in the equivalent period of 2008.
# # #
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our Annual Report on Form 10-K for the year ended December 31, 2008.  These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no duty to update its forward-looking statements.
About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy, Inc.’s subsidiary and affiliated businesses include an independent refiner that operates a 115,000 barrel per day refinery in Coffeyville, Kan., and markets high value transportation fuels supplied to customers through tanker trucks and pipeline terminals; a crude oil gathering system serving central Kansas, northern Oklahoma, eastern Colorado, western Missouri and southwest Nebraska; an asphalt and refined fuels storage and terminal business in Phillipsburg, Kan.; and through a limited partnership, an ammonia and urea ammonium nitrate fertilizer business located in Coffeyville, Kan.
For further information, please contact:

Investor Relations:	Media Relations:
Stirling Pack, Jr.	Steve Eames
CVR Energy, Inc.	CVR Energy, Inc.
281-207-3464	281-207-3550
InvestorRelations@CVREnergy.com	MediaRelations@CVREnergy.com

CVR Energy, Inc.
The following tables summarize the financial data and key operating statistics for CVR Energy and our two operating segments for the three months ended March 31, 2009 and 2008. Select balance sheet data is as of March 31, 2009 and December 31, 2008. The summary financial data for our two operating segments does not include certain selling, general and administrative expenses and depreciation and amortization related to our corporate offices.

	Three Months Ended
	March 31,
	2009	2008
	(in millions, except share data)
	(unaudited)
Consolidated Statement of Operations Data:
Net sales	$609.4	$1,223.0
Cost of product sold*	421.6	1,036.2
Direct operating expenses* (1)	56.2	60.6
Selling, general and administrative expenses* (1)	19.5	13.4
Net costs associated with flood	0.2	5.8
Depreciation and amortization	20.9	19.6

Operating income	91.0	87.4
Interest expense and other financing costs	(11.5)	(11.3)
Loss on derivatives, net	(36.9)	(47.9)
Other income, net	0.1	0.9

Income before income tax expense	42.7	29.1
Income tax expense	(12.0)	(6.9)

Net income	$30.7	$22.2

* Amounts shown are exclusive of depreciation and amortization.

Basic earnings per share	$0.36	$0.26
Diluted earnings per share	$0.36	$0.26
Weighted average shares
Basic	86,243,745	86,141,291
Diluted	86,322,411	86,158,791

	As of March 31,	As of December 31,
	2009	2008
	(in millions)
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$28.4	$8.9
Unrealized receivable associated with Cash Flow Swap (current) (2)	18.4	35.3
Unrealized receivable associated with Cash Flow Swap (non-current) (2)	2.4	5.6
Working capital	174.9	128.5
Total assets	1,575.8	1,610.5
Total debt, including current portion	490.9	495.9
Total stockholders’ equity	612.1	579.5

	Three Months Ended
	March 31,
	2009	2008
	(in millions)
	(unaudited)
Other Financial Data:
Cash flows provided by operating activities	$36.7	$24.2
Cash flows used in investing activities	(15.9)	(26.2)
Cash flows used in financing activities	(1.3)	(3.4)

Non-GAAP Measures:
Reconciliation of Net Income to Adjusted Net Income:
Net income	$30.7	$22.2
Less:
Unrealized gain (loss) from Cash Flow Swap, net of taxes	(12.1)	(8.4)

Net income adjusted for unrealized gain or loss from Cash Flow Swap (2)	$42.8	$30.6

Special Items:
Share-based compensation (1)	3.9	(0.4)
Income tax expense (benefit) of share-based compensation	(0.8)	0.2

Adjusted net income (3)	$45.9	$30.4

Adjusted net income per share, fully diluted	$0.53	$0.35

	Three Months Ended
	March 31,
	2009	2008
	(in millions, except operating statistics)
	(unaudited)
Petroleum Business Financial Results:
Net Sales	$545.3	$1,168.5
Cost of product sold*	417.6	1,035.1
Direct operating expenses* (1)	34.6	40.3
Net costs associated with flood	0.2	5.5
Depreciation and amortization	15.9	14.9

Gross profit	$77.0	$72.7
Plus direct operating expenses* (1)	34.6	40.3
Plus net costs associated with flood	0.2	5.5
Plus depreciation and amortization	15.9	14.9

Refining margin (4)	$127.7	$133.4

Operating income	$64.7	$63.6
Share-based compensation (1)	0.4	(0.5)

Adjusted operating income (5)	$65.1	$63.1

Petroleum Key Operating Statistics:
Per crude oil throughput barrel:
Refining margin (4)	$13.36	$13.77
Gross profit	$8.06	$7.51
Direct operating expenses* (1)	$3.62	$4.16
FIFO impact (favorable) unfavorable (6)	$6.0	$(20.0)
FIFO impact (favorable) unfavorable per crude oil throughput barrel (6)	$0.63	$(2.07)

*	Amounts shown are exclusive of depreciation and amortization

	Three Months Ended
	March 31,
	2009		2008
	(unaudited)
Refining Throughput and Production Data:
(barrels per day)		%		%
Throughput:
Sweet	74,958	62.1	73,043	61.0
Light/medium sour	20,733	17.2	18,079	15.1
Heavy sour	10,478	8.7	15,323	12.8

Total crude oil throughput	106,169	88.0	106,445	88.9
All other feedstocks and blendstocks	14,498	12.0	13,282	11.1

Total throughput	120,667	100.0	119,727	100.0

Production:
Gasoline	64,327	53.3	59,662	49.4
Distillate	46,184	38.3	48,591	40.3
Other (excluding internally produced fuel)	10,133	8.4	12,467	10.3

Total refining production (excluding internally produced fuel)	120,644	100.0	120,720	100.0
Product price (dollars per gallon):
Gasoline	$1.24		$2.45
Distillate	$1.32		$2.85

Market Indicators (dollars per barrel):
West Texas Intermediate (WTI) NYMEX	$43.31		$97.82
Crude Oil Differentials:
WTI less WTS (light/medium sour)	1.04		4.63
WTI less WCS (heavy sour)	3.26		19.84
NYMEX Crack Spreads:
Gasoline	9.07		6.46
Heating Oil	13.13		17.16
NYMEX 2-1-1 Crack Spread	11.10		11.81
PADD II Group 3 Basis:
Gasoline	(0.64)		(1.46)
Ultra Low Sulfur Diesel	(1.82)		3.65
PADD II Group 3 Product Crack:
Gasoline	8.43		5.00
Ultra Low Sulfur Diesel	11.31		20.81
PADD II Group 3 2-1-1	9.87		12.90

	Three Months Ended
	March 31,
	2009	2008
	(in millions)
	(unaudited)
Nitrogen Fertilizer Business Financial Results:
Net sales	$67.8	$62.6
Cost of product sold*	8.7	8.9
Direct operating expenses* (1)	21.6	20.3
Net cost associated with flood	—	—
Depreciation and amortization	4.6	4.5

Operating income	$29.3	$26.0
Share-based compensation (1)	0.7	—

Adjusted operating income (5)	$30.0	$26.0

Nitrogen Fertilizer Key Operating Statistics:

Production (thousand tons):
Ammonia (gross produced) (7)	108.0	83.7
Ammonia (net available for sale) (7)	38.8	22.1
UAN	169.7	150.1

Petroleum coke consumed (thousand tons)	125.3	118.1
Petroleum coke (cost per ton)	$35	$30

Sales (thousand tons) (8):
Ammonia	48.0	24.1
UAN	143.0	158.0

Total sales	191.0	182.1

Product pricing (plant gate) (dollars per ton) (8):
Ammonia	$373	$494
UAN	$316	$262

On-stream factors (9):
Gasification	100.0%	91.8%
Ammonia	100.0%	90.7%
UAN	96.0%	85.9%

Reconciliation to net sales (dollars in thousands):
Freight in revenue	$4,121	$4,022
Hydrogen revenue	658	5,291
Sales net plant gate	63,010	53,287

Total net sales	$67,789	$62,600

Market Indicators:
Natural gas NYMEX (dollars per MMBtu)	$4.47	$8.74
Ammonia — Southern Plains (dollars per ton)	$337	$590
UAN — Mid Cornbelt (dollars per ton)	$274	$371

(1)	The Company has two classifications for share-based compensation awards. Phantom Unit Plan awards are accounted for as liability based awards. In accordance with FAS 123(R), the expense associated with these awards is based on the current fair value of the awards. These awards are remeasured at each reporting date until the awards are settled. Override unit awards are accounted for as equity-classified awards using the guidance for non-employee awards prescribed by EITF Issue No. 00-12, Accounting by an Investor for Stock-Based Compensation Granted to Employees of an Equity Method Investee and EITF Issue No. 96-18, Accounting for Equity Investments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services. In accordance with that guidance, the expense associated with these awards is based on the current fair value of the awards. These awards are remeasured at each reporting date until the awards are vested (when the performance commitment is reached). The value of all of these awards can fluctuate significantly between periods.

The compensation expense associated with our Phantom Unit Plans and override units is recorded in direct operating expenses, selling, general and administrative expenses, and other income. Below is a breakdown of the expense by Statement of Operations caption and by business segment.

	Three Months Ended
	March 31,
	2009	2008
	(in millions)
	(unaudited)
Share-based compensation recorded in direct operating expenses:
Petroleum	$0.2	$(0.5)
Nitrogen	0.1	—
Corporate	—	—

	0.3	(0.5)

Share-based compensation recorded in selling, general and administrative expenses:
Petroleum	0.2	—
Nitrogen	0.6	—
Corporate	2.8	0.1

	3.6	0.1

Share-based compensation recorded in other income:	—	—

Total share-based compensation	$3.9	$(0.4)

(2)	The unrealized gain (loss) from Cash Flow Swap relates to the derivative transaction that was executed in conjunction with the acquisition of Coffeyville Group Holdings, LLC by Coffeyville Acquisition LLC on June 24, 2005. On June 16, 2005, Coffeyville Acquisition LLC entered into the Cash Flow Swap with J. Aron & Company, a subsidiary of The Goldman Sachs Group, Inc., and a related party of ours. The Cash Flow Swap was subsequently assigned from Coffeyville Acquisition LLC to Coffeyville Resources, LLC on June 24, 2005. The derivative took the form of three NYMEX swap agreements whereby if absolute (i.e., in dollar terms, not a percentage of crude oil prices) crack spreads fall below the fixed level, J. Aron agreed to pay the difference to us, and if crack spreads rise above the fixed level, we agreed to pay the difference to J. Aron. Based upon expected crude oil capacity of 115,000 bpd, the Cash Flow Swap represents approximately 57% and 14% of crude oil capacity for the periods January 1, 2009, through June 30, 2009, and July 1, 2009 through June 30, 2010, respectively.

We have determined that the Cash Flow Swap does not qualify as a hedge for hedge accounting purposes under current U.S. generally accepted accounting principles (“GAAP”). As a result, our periodic Statements of Operations reflect in each period material amounts of unrealized gains and losses based on the increases or decreases in market value of the unsettled position under the swap agreements which are accounted for as an asset (Receivable from swap counterparty) or liability (Payable to swap counterparty) on our balance sheet, as applicable. As the absolute crack spreads increase, we are required to record an increase in the liability account with a corresponding expense entry to be made to our Statement of Operations. Conversely, as absolute crack spreads decline, we are required to record a decrease in the swap related liability and post a corresponding income entry to our Statement of Operations. Because of this inverse relationship between the economic outlook for our underlying business (as represented by crack spread levels) and the income impact of the unrealized gains and losses, and given the significant periodic fluctuations in the amounts of unrealized gains and losses, management utilizes Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap as a key indicator of our business performance. In managing our business and assessing its growth and profitability from a strategic and financial planning perspective, management and our board of directors consider our GAAP net income results as well as Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap. We believe that Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap, enhances the understanding of our results of operations by highlighting income attributable to our ongoing operating performance exclusive of charges and income resulting from mark-to-market adjustments that are not necessarily indicative of the performance of our underlying business and our industry. The adjustment has been made for the unrealized gain or loss from Cash Flow Swap net of its related tax effect.

Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap is not a recognized financial measure under GAAP and should not be substituted for net income as a measure of our performance but instead should be utilized as a supplemental measure of financial performance or liquidity in evaluating our business. Because Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap excludes mark-to-market adjustments, the measure does not reflect the fair market value of our Cash Flow Swap in our net income. As a result, the measure does not include potential cash payments that may be required to be made on the Cash Flow Swap in the future. Also, our presentation of this non-GAAP measure may not be comparable to similarly titled measures of other companies. We believe that Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap is important to enable investors to better understand and evaluate our ongoing operating results and allow for greater transparency in the review of our overall financial, operational and economic performance.

The unrealized receivable associated with the Cash Flow Swap, current and non-current, represents the unsettled position resulting from unrealized gains and losses on the Cash Flow Swap. Historically, the unrealized position has been and may continue to be subject to significant fluctuations due to the volatility of the underlying quoted market prices used to mark-to-market our commodity derivatives. The unrealized balance is also impacted by the length of the remaining term of the Cash Flow Swap. As the remaining term of the Cash Flow Swap becomes shorter with each passing quarter, it is our expectation that the unsettled unrealized position will experience less volatility; however, there can be no assurance of this result.

In the event the Cash Flow Swap would be terminated, the unrealized balance at that date, resulting from quoted market prices, would become a fixed obligation or receivable with the counterparty based upon the unrealized position at that time.

(3)	Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap and other special items results from adjusting net income for items that the Company believes are non-operating in nature. For the three months ended March 31, 2009 and 2008, these items included the unrealized gain (loss) from Cash Flow Swap and share-based compensation. Net income (loss) adjusted is not a recognized term under GAAP and should not be substituted for net income as a measure of our performance but instead should be utilized as a supplemental measure of financial performance or liquidity in evaluating our business. We believe that Net income (loss) adjusted is important to enable investors to better understand and evaluate our ongoing operating results and allow for greater transparency in the review of our overall financial, operational and economic performance.

(4)	Refining margin is a measurement calculated as the difference between net sales and cost of product sold (exclusive of depreciation and amortization). Refining margin is a non-GAAP measure that we believe is important to investors in evaluating our refinery’s performance as a general indication of the amount above our cost of product sold that we are able to sell refined products. Each of the components used in this calculation (net sales and cost of product sold exclusive of depreciation and amortization) can be taken directly from our Statement of Operations. Our calculation of refining margin may differ from similar calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure. In order to derive the refining margin per crude oil throughput barrel, we utilize the total dollar figures for refining margin as derived above and divide by the applicable number of crude oil throughput barrels for the period. We believe that refining margin is important to enable investors to better understand and evaluate our ongoing operating results and allow for greater transparency in the review of our overall financial, operational and economic performance.

(5)	Operating income (loss) adjusted for special items is a non-GAAP measure that we believe is important in evaluating the on-going operations of our segments. This calculation is made in order to adjust for what the Company believes are significant non-operating items such as the impact of our share-based compensation. Included within both the Petroleum and Nitrogen Fertilizer segment’s operating income are unusual or infrequent events that also impact our results. Below is a table summarizing these items.

	Three Months Ended
	March 31,
	2009	2008
	(in millions)
	(unaudited)
Petroleum:

FIFO impact (favorable) unfavorable	$6.0	$(20.0)
Net costs associated with flood	0.2	5.5

Nitrogen Fertilizer:

Net costs associated with flood	$—	$—
Operating income (loss) adjusted is not a recognized term under GAAP and should not be substituted for operating income as a measure of our performance but instead should be utilized as a supplemental measure of financial performance or liquidity in evaluating our business. We believe that operating income (loss) adjusted is important to enable investors to better understand and evaluate our ongoing operating results and allow for greater transparency in the review of our overall financial, operational and economic performance.

(6)	First-in, first-out (FIFO) is the Company’s basis for determining inventory value on a GAAP basis. Changes in crude oil prices can cause fluctuations in the inventory valuation of our crude oil, work in process and finished goods thereby resulting in favorable FIFO impacts when crude oil prices increase and unfavorable FIFO impacts when crude oil prices decrease. The FIFO impact is calculated based upon inventory values at the beginning of the accounting period and at the end of the accounting period. In order to derive the FIFO impact per crude oil throughput barrel, we utilize the total dollar figures for the FIFO impact and divide by the number of crude oil throughput barrels for the period.

(7)	The gross tons produced for ammonia represent the total ammonia produced, including ammonia produced that was upgraded into UAN. The net tons available for sale represent the ammonia available for sale that was not upgraded into UAN.

(8)	Plant gate sales per ton represent net sales less freight and hydrogen revenue divided by product sales volume in tons in the reporting period. Plant gate pricing per ton is shown in order to provide a pricing measure that is comparable across the fertilizer industry.

(9)	On-stream factor is the total number of hours operated divided by the total number of hours in the reporting period.
Use of Non-GAAP Financial Measures
To supplement the actual results in accordance with U.S. generally accepted accounting principles (GAAP) for the applicable periods, the Company also uses non-GAAP measures as discussed above, which are adjusted for GAAP-based results. The use of Non-GAAP adjustments are not in accordance with or an alternative for GAAP. The adjustments are provided to enhance an overall understanding of the Company’s financial performance for the applicable periods and are indicators management uses for planning and forecasting future periods.